FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT
among
KIEWIT INVESTMENT FUND LLLP
and
HALL CAPITAL PARTNERS LLC
and
GEODE CAPITAL MANAGEMENT, LLC

This Agreement is entered into as of February 17, 2010, by and among Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the “Fund”), Hall Capital Partners LLC, a Delaware limited liability company (the “Adviser”), and Geode Capital Management, LLC, a Delaware limited liability company (the “Sub-adviser”).

WHEREAS, the Fund has entered into an Investment Advisory Agreement between itself and the Adviser, dated August 7, 2007, pursuant to which the Adviser is required to provide certain investment advisory services to the Fund; and

WHEREAS, the Adviser and the Fund desire to retain the Sub-adviser as investment Sub-adviser to provide the investment advisory services specified herein with respect to a portion of the Fund’s assets as Adviser or the Fund shall from time to time designate, and Sub-adviser is willing to render such services to the Fund in such capacity; and

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company and operates as an “employees’ securities company” within the meaning of Section 2(a)(13) of the 1940 Act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  APPOINTMENT OF SUB-ADVISER; COMPENSATION

1.1.  Appointment as Sub-adviser.  Subject to and in accordance with the provisions hereof, the Fund and Adviser hereby appoint Sub-adviser as investment sub-adviser to perform the various investment advisory and other services as set forth herein with respect to the portion of the Fund’s assets that Adviser or the Fund shall from time to time designate (the “Allocated Portion”), subject to the restrictions set forth herein.  It is acknowledged and agreed that the Fund and Adviser may appoint from time to time other sub-advisers in addition to the Sub-adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant Sub-adviser an exclusive arrangement to act as the sole sub-adviser to the Fund.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

1.2.  Scope of Investment Authority.

(a)  The Sub-adviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Allocated Portion; provided that the Allocated Portion shall be managed with the objective of obtaining the price and yield performance of the Russell 3000 Index or such other index or management strategy as the Fund, Adviser and Sub-adviser may agree in writing from time to time.  Sub-adviser’s management of the Allocated Portion shall be subject at all times to (i) the supervision and control of the Board of Directors of the Fund (the “Board” or “Board of Directors”); (ii) the requirements of the 1940 Act and the rules thereunder; (iii) the Fund’s investment objective, policies and limitations as provided in the Fund’s registration statement on Form N-2 (as amended or supplemented from time to time, the “Registration Statement”); and (iv) such instructions, restrictions, policies and limitations relating to the Fund and/or the performance of oversight of the Sub-adviser’s duties hereunder as the Board or Adviser may from time to time adopt and communicate in writing to Sub-adviser; provided that the Fund or Adviser shall provide Sub-adviser with notice reasonably in advance of the effectiveness of any changes to the matters covered by clauses (iii) and (iv) to the extent they relate to the Allocated Portion (“Policy Changes”) and shall cooperate with respect to the implementation of such Policy Changes.  In the event that Sub-adviser objects in writing to any Policy Change that is material on the basis that Sub-adviser would be unable to perform its duties under this Agreement without unreasonable effort or expense (the reasonableness of the matter to be viewed in light of industry practice for a registered investment adviser serving registered investment companies and managing assets of $50 billion or more), the Fund, Adviser and Sub-adviser shall cooperate in seeking to resolve the Sub-adviser’s objection prior to the effectiveness of such Policy Change and if the issues cannot be resolved between the parties then the Sub-adviser shall have the right for a period that ends on the sixtieth day after effectiveness of such Policy Change to terminate this Agreement upon ten business days notice to the Fund and the Adviser.  It is acknowledged and agreed that the Fund or Adviser may delay or cancel the effectiveness of a Policy Change at any time, including after it receives notice of Sub-adviser’s intent to terminate this Agreement, and that Sub-adviser shall have no right to terminate this Agreement pursuant to this Section 1.2(a) if such Policy Change does not become effective prior to such termination date.  Notwithstanding anything herein to the contrary, Sub-adviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in this Section 1.2(a).

(b)  It is understood and agreed that, for so long as this Agreement shall remain in effect, Sub-adviser shall retain discretionary investment authority over the manner in which the Allocated Portion is invested, and Adviser shall not have the right to overrule any investment decision with respect to a particular security made by Sub-adviser in accordance with Section 1.2 hereof; provided that the Board and Adviser shall at all times have the right to monitor the Fund’s investment activities and performance, require Sub-adviser to make reports and give explanations as to the manner in which the Fund’s assets are being invested, and, should either Adviser or the Board become dissatisfied with Sub-adviser’s performance in any way, terminate this Agreement in accordance with the provisions of Section 8.2 hereof.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

1.3.  Appointment as Proxy Voting Agent.  Subject to and in accordance with the provisions hereof, the Board and Adviser hereby appoint Sub-adviser as the Fund’s proxy voting agent in respect of the securities held from time to time in the Allocated Portion, and hereby delegate to Sub-adviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities held in the Allocated Portion from time to time substantially in accordance with the proxy voting policies and procedures of Sub-adviser as provided to the Fund and Adviser from time to time.  Sub-adviser may act as the Fund’s proxy voting agent (with respect to the Allocated Portion) directly or Sub-adviser may, in whole or in part, employ a third-party to vote proxies on behalf of the Fund; provided, however, that in either case, Sub-adviser shall be responsible for voting all proxies on behalf of the Fund in respect of securities held in the Allocated Portion.  Upon written notice to Sub-adviser, either the Fund or Adviser may at any time withdraw the authority granted to Sub-adviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.  Upon reasonable request, Sub-adviser will make itself available to review its proxy voting activities with the Board and Adviser.

1.4.  Governing Documents.  The Fund or Adviser will provide Sub-adviser with copies of (i) the Fund’s Limited Partnership Agreement and By-laws, as currently in effect (together, the “Partnership Instruments”); (ii) the Fund’s currently effective Registration Statement under the 1940 Act and the Securities Act of 1933, as amended; (iii) and any instructions, investment policies or other restrictions adopted by the Board or Adviser relating to its performance of oversight of the Sub-adviser.  Sub-adviser agrees to review and become familiar with the Registration Statement and any written policies, restrictions or limitations adopted by the Board or Adviser with respect to the Allocated Portion and provided to Sub-adviser from time to time reasonably in advance of their effectiveness (the “Governing Documents”).  Adviser will provide Sub-adviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Fund as Sub-adviser may from time to time reasonably request.

1.5.  Sub-adviser’s Relationship.  Notwithstanding anything herein to the contrary, Sub-adviser shall be an independent contractor and will have no authority to act for or represent the Fund or Adviser in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Fund or Adviser.

1.6.  Compensation.  Sub-adviser shall be compensated for the services it performs on behalf of the Fund in accordance with the terms set forth in Appendix A to this Agreement.  In case of commencement or termination of this Agreement during any calendar month, the fee with respect to the Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of the Allocated Portion for the days during which it is in effect.

II.  SERVICES TO BE PERFORMED BY SUB-ADVISER

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

2.1.  Investment Sub-Advisory Services.

(a)  In fulfilling its obligations to manage the assets of the Allocated Portion, Sub-adviser will:

(i)  formulate and implement a continuous investment program for the Allocated Portion;

(ii)  take whatever steps are necessary to implement the investment program for the Allocated Portion by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and confirming that such purchases and sales are properly settled and cleared;

(iii)  provide such reports with respect to the implementation of the investment program for the Allocated Portion as the Board or Adviser shall reasonably request; and

(iv)  provide advice and assistance to the Fund as to the determination of the fair value of certain securities held in the Allocated Portion where market quotations are not readily available for purposes of calculating the net asset value of the Fund in accordance with valuation procedures and methods established by the Board.

(b)  The Sub-adviser shall place all orders for the purchase and sale of securities in respect of the Allocated Portion with brokers and dealers selected by Sub-adviser.  Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the 1940 Act) of the Fund, Adviser or Sub-adviser; provided that Sub-adviser shall only place orders on behalf of the Fund with such affiliated persons in accordance with procedures adopted by the Board pursuant to Rule 17e-1 under the 1940 Act.  The Fund or Adviser shall provide Sub-adviser with a written list of the affiliated persons of the Fund and Adviser for these purposes, and Sub-adviser shall not be responsible for any violation of this Section 2.1(b) or related Fund policies as a result of placing orders with brokers or dealers that are affiliated persons of the Fund or Adviser unless Sub-adviser had received notice of such status pursuant to such written list (as it is amended from time to time).  The Sub-adviser shall use its best efforts to seek to execute transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or other accounts over which Sub-adviser or its affiliates exercise investment discretion.  Subject to the Governing Documents, Sub-adviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have in respect of accounts over which they exercise investment discretion.  The Sub-adviser shall provide such information as is reasonably necessary to allow the Board to periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits received by the Fund.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

2.2.  Administrative and Other Services.

(a)  Sub-adviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to faithfully execute its duties as set forth in this Agreement, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset values and partner accounting services that are not otherwise required under this Agreement).

(b)  Sub-adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder.  Sub-adviser agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request.  The Fund and Adviser shall be granted reasonable access to the records and documents in Sub-adviser’s possession relating to the Fund.

2.3.  Information and Reporting.  Prior to each Board meeting and at other times as the Fund or Adviser may reasonably request, Sub-adviser will provide Adviser and the Board with reports regarding Sub-adviser’s management of the Allocated Portion, including written certifications that the Fund is in compliance with the Governing Documents with respect to the Allocated Portion, the 1940 Act and applicable rules and regulations thereunder, and such other information about the Allocated Portion in such form as may be mutually agreed upon by the Fund, Sub-adviser and Adviser.  The Sub-adviser also will certify quarterly to the Fund and Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what Sub-adviser has done to seek to ensure such compliance in the future. Annually, Sub-adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Sub-adviser’s code of ethics and compliance program, respectively, to the Fund and Adviser.  Sub-adviser also will provide the Fund and Adviser with any information reasonably requested regarding its management of the Allocated Portion required for any Fund financial statement, shareholder report, amendment to the Registration Statement or prospectus supplement.  Sub-adviser understands that the Fund will rely on such information in the preparation of such documents, and hereby covenants that any such information approved by Sub-adviser expressly for use in such documents shall be true and complete in all material respects.  Sub-adviser will promptly inform the Fund and Adviser upon becoming aware that any material information in such documents is (or will become) materially inaccurate or materially incomplete.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

III.  COMPLIANCE; CONFIDENTIALITY

3.1.  Compliance.

(a)  Sub-adviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Sub-adviser’s duties hereunder and (ii) the Governing Documents.  Sub-adviser will notify the Fund and Adviser as soon as reasonably practicable upon detection of any material breach by Sub-adviser of such Governing Documents.  The Fund and Adviser hereby agree to notify Sub-adviser as soon as reasonably practicable upon becoming aware of any material breach of the Governing Documents with respect to Sub-adviser’s management of the Allocated Portion.

(b)  Sub-Adviser shall maintain written policies and procedures (“Compliance Policies”) reasonably designed to detect and prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act).  Sub-adviser will also adopt and maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.  Sub-adviser will also maintain a compliance program in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”).  Sub-adviser will perform its obligations under this Agreement in accordance with its compliance program, the Compliance Policies and its code of ethics.  Sub-Adviser shall provide copies of such Compliance Policies, or written summaries thereof, to the Fund upon reasonable request and provide reasonable cooperation with the Fund’s chief compliance officer (the “CCO”) or the CCO’s designee for purposes of allowing the CCO to assess the operation of the Compliance Policies and any material changes thereto.

3.2.  Confidentiality.

(a)  The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Fund.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and the arrangements contemplated hereby.  Except as may be necessary or appropriate in carrying out the terms of this Agreement and the arrangements contemplated hereby, such confidential information shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing limitations shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, including in response to any regulatory or enforcement request, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.  It is acknowledged and agreed that any confidential information which is required to be disclosed to any regulatory authority due to the lawful and appropriate exercise of such regulatory authority’s jurisdiction over a party, by judicial or administrative process or otherwise by applicable law or regulation shall not render such information non-confidential for any other purpose.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

 (b)  This Section 3.2 shall constitute the only express confidentiality agreement between Sub-adviser, the Fund and Adviser, and all other confidentiality agreements, including the confidentiality agreements between (i) Sub-adviser and the Fund; and (ii) Sub-adviser and Adviser, each dated January 14, 2010, are hereby revoked.

IV.  STANDARD OF CARE; INDEMNIFICATION

4.1.  Standard of Care; Liability.  Sub-adviser will act in good faith and use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement.  Subject to Section 4.2, and notwithstanding anything else herein to the contrary, neither Sub-adviser, nor any of its directors, officers or employees, shall be liable to the Fund or Adviser for any loss resulting from Sub-adviser’s acts or omissions as Sub-adviser to the Fund, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-adviser or any of its directors, officers or employees in the performance of the Sub-adviser’s duties and obligations under this Agreement.

4.2.  Indemnification.

(a)  Sub-adviser Indemnification. Sub-adviser agrees to indemnify and hold the Fund and Adviser, severally and not jointly, harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Fund or Adviser resulting from (i) Sub-adviser’s material breach of Section 1.3 or Article II hereof or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-adviser or any of its directors, officers or employees in the performance of the Sub-adviser’s duties and obligations under this Agreement, except to the extent such loss results from the Fund’s or Adviser’s own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of their respective duties and obligations under this Agreement.  For the avoidance of doubt, no act of willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Adviser’s duties and obligations under this Agreement shall relieve Sub-adviser of any indemnification obligation to which the Fund would be otherwise entitled pursuant to this Section 4.2(a).  Additionally, for the avoidance of doubt, no act of willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of the Fund’s duties and obligations under this Agreement shall relieve Sub-adviser of any indemnification obligation to which Adviser would be otherwise entitled pursuant to this Section 4.2(a).

(b)           Fund Indemnification.  The Fund hereby agrees to indemnify and hold Sub-adviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney’s fees) suffered by Sub-adviser resulting from (i) the Fund’s material breach of Section 1.4 or Section 5.2 hereof or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Fund or any of its directors, officers or employees in the performance of its duties and obligations under this Agreement, except to the extent such loss results from Sub-adviser’s own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-adviser’s duties and obligations under this Agreement.  For the avoidance of doubt, no act of willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Adviser’s duties and obligations under this Agreement shall relieve the Fund of any indemnification obligation to which Sub-adviser would be otherwise entitled pursuant to this Section 4.2(b).

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

 (c)  Adviser Indemnification. The Adviser hereby agrees to indemnify and hold Sub-adviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney’s fees) suffered by Sub-adviser resulting from (i) Adviser’s material breach of Section 1.4 hereof or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Adviser or any of its directors, officers or employees in the performance of its duties and obligations under this Agreement, except to the extent such loss results from Sub-adviser’s own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-adviser’s duties and obligations under this Agreement.  For the avoidance of doubt, no act of willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of the Fund’s duties and obligations under this Agreement shall relieve the Adviser of any indemnification obligation to which Sub-adviser would be otherwise entitled pursuant to this Section 4.2(c).

V.  SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

5.1.  Supplemental Arrangements.  Subject to the prior written consent of the Board and Adviser, Sub-adviser may enter into arrangements with other persons affiliated with Sub-adviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Sub-adviser; provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the 1940 Act or are inconsistent with applicable law.

5.2.  Expenses.  It is understood that the Fund will pay all of its expenses other than those expressly stated to be payable by Sub-adviser hereunder.  Expenses of the Fund that will not be paid by Sub-adviser include, but are not limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Board other than those who are “interested persons” of Sub-adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Fund’s units for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to partners of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s partners, including proxy solicitations therefor; (ix) a proportionate share of insurance premiums for bond and other coverage; (x) a proportionate share of association membership dues; (xi) investment management fees; (xii) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xiii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing partners; (xiv) any index licensing fee for the use of an index on which the Allocated Portion is based (but shall not include any fees or expenses relating to the investment of Fund assets based on such index); and (xv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Sub-adviser is not a party and any legal obligation that the Fund may have to indemnify the Board of Directors, officers and/or employees or agents with respect thereto.  Sub-adviser shall not cause the Fund to incur any expenses, other than those reasonably necessary for Sub-adviser to fulfill its obligations under this Agreement, unless Sub-adviser has received written permission of the Fund and Adviser to do so.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

5.3.  Insurance.  Sub-adviser shall maintain for the duration hereof, with an insurer acceptable to Fund and Adviser, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to the Fund and Adviser.  Sub-adviser agrees that such insurance shall be considered primary and Sub-adviser shall assure that such policies pay claims prior to similar policies that may be maintained by Fund and Adviser.  In the event Sub-adviser fails to have in force such insurance, that failure will not exclude Sub-adviser’s responsibility to pay for any damages in breach hereof.

VI.  CONFLICTS OF INTEREST

6.1.  Conflicts of Interest.  It is understood that the Board of Directors, officers, agents and partners of the Fund are or may be interested in Sub-adviser or Adviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Sub-adviser or Adviser are or may be interested in the Fund as Board members, officers, partners or otherwise; that Sub-adviser or Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Governing Documents, Partnership Instruments and the respective certificates of formation and limited liability company agreements of Sub-adviser or Adviser, or by specific provisions of applicable law.

VII.  REGULATION

7.1.  Regulation.  Sub-adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

VIII.  DURATION AND TERMINATION OF AGREEMENT

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

8.1.  Effective Date; Duration; Continuance.

(a)  This Agreement shall become effective on April 1, 2010.

(b)  Subject to prior termination pursuant to Section 8.2 below, this Agreement shall continue in force for two years from the date of execution, and indefinitely thereafter, but only so long as the continuance after such initial two-year term shall be specifically approved at least annually by the vote of the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund as required by applicable law or any exemption therefrom obtained by the Fund.

8.2.  Termination and Assignment.

(a)  This Agreement may be terminated at any time without the payment of any penalty (1) upon sixty (60) days’ written notice to Sub-adviser by (i) the Board of Directors, (ii) the vote of a majority of the outstanding voting securities of the Fund; or (iii) the Adviser with the consent of the Board; and (2) upon one hundred and fifty (150) days’ written notice to the Fund and Adviser by Sub-adviser; and (3) as provided in Section 1.2(a), unless, in each case under this Section 8.2(a), otherwise agreed by the parties.

(b)  This Agreement will terminate automatically (i) in the event of its assignment (as defined in the 1940 Act) or (ii) in the event the Investment Advisory Contract is terminated for any reason; provided, however, that this Agreement will continue in effect if the Fund and Sub-adviser mutually agree in writing that this Agreement will not terminate upon the termination of the Investment Advisory Contract.

8.3.  Definitions.  The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no–action letters as may be granted by the Commission or its staff.

IX.  REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.  Representations of the Fund.  On and as of the effective date of this Agreement, the Fund hereby represents and warrants that:

(i)  the Fund is a limited liability limited partnership established pursuant to the laws of the State of Delaware with the power to own and possess its assets and carry on its business as its business is now being conducted;

(ii)  the Fund is duly registered as an investment company under the 1940 Act;

(iii)  the execution, delivery and performance of this Agreement are within the Fund’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act or any exemption therefrom) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Fund;

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

 (iv)  no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary for the execution and performance of this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v)  this Agreement constitutes a legal, valid and binding obligation enforceable against the Fund in accordance with its terms; and

(vi)  the Fund is not required to register as a commodity pool under the Commodity Exchange Act.

9.2.  Representations of the Adviser.  On and as of the effective date of this Agreement, the Adviser hereby represents, warrants and agrees that:

(i)  Adviser is a limited liability company established pursuant to the laws of the State of Delaware with the power to own and possess its assets and carry on its business as its business is now being conducted;

(ii)  Adviser is duly registered with the Commission as an “investment adviser” under the Advisers Act;

(iii)  Adviser has been duly appointed by the Board of Directors of the Fund to provide investment services to the Fund as contemplated by the Investment Advisory Agreement;

(iv)  the execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser;

(v)  no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary for the execution and performance of this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

 (vi)  this Agreement constitutes a legal, valid and binding obligation enforceable against Adviser in accordance with its terms.

9.3.  Representations of Sub-adviser.  On and as of the effective date of this Agreement, the Sub-adviser hereby represents, warrants and agrees that:

(i)  Sub-adviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware with the power to own and possess its assets and carry on its business as its business is now being conducted;

(ii)  Sub-adviser is duly registered as an “investment adviser” under the Advisers Act;

(iii)  the execution, delivery and performance of this Agreement are within Sub-adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Sub-adviser;

(iv)  no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary for the execution and performance of this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v)  this Agreement constitutes a legal, valid and binding obligation enforceable against Sub-adviser in accordance with its terms; and

(vi)  it is not the subject of any proceeding, investigation or inquiry brought by the Commission, FINRA (or any other self-regulatory organization) or any other federal or state regulator, court or other governmental authority, agency or body with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder and is not aware of any litigation, investigation or proceeding that has been threatened by or against it or any of its employees that could reasonably be expected to have a material and adverse effect on its ability to perform under this Agreement or that is required to be disclosed in the Registration Statement.

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9.4.  Covenants of the Sub-adviser.

(a)  Sub-adviser hereby covenants and agrees that for the duration of this Agreement it will promptly notify the Fund and Adviser in writing of the occurrence of any of the following events:

(i)  the occurrence of any event which could disqualify Sub-adviser from serving as an investment adviser of a registered investment company pursuant to Section 9 of the 1940 Act or otherwise;

(ii)  any material change in the Sub-adviser’s overall business activities that could reasonably be expected to have a material adverse effect on Sub-adviser’s ability to perform its obligations under this Agreement;

(iii)  any event that would constitute a change of control of Sub-adviser (within the meaning of the Advisers Act and 1940 Act);

(iv)  any change in the portfolio manager(s) of the Sub-adviser that service the account of the Fund;

(v)  any proposed change or change in the representations made by Sub-adviser concerning the nature of the Sub-adviser’s business plan; and

(vi)  the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine or “sweep” regulatory examinations or inspections) conducted by any state or federal governmental regulatory authority that relates to the Fund or that could reasonably be expected to have a material adverse effect on the operations of the Sub-adviser.

(b)  Further Covenants of Sub-adviser.  Sub-adviser further covenants and agrees that for the duration of this Agreement:

(i)  it will be duly registered with the Commission as an “investment adviser” under the Advisers Act;

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

 (ii)  it will, promptly after making any material amendment to its Form ADV, furnish a copy of such amendment to the Fund and Adviser;

(iii)  it will fully cooperate in any regulatory investigation, examination, or inspection of the Fund;

(iv)  it will provide such information to the Fund and Adviser as the Fund or Adviser determines necessary from time to time in order for the Fund to comply with the 1940 Act, the Fund’s investment program and to maintain the effectiveness of the Fund’s Registration Statement; and

(v)  it shall promptly notify the Fund and Adviser if it (1) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment adviser; (2)(A) ceases to be a registered investment adviser under the Advisers Act or (B) becomes aware that it is likely to cease to be a registered investment adviser under the Advisers Act; and (3) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving Sub-adviser, its members, managers, officers or employees, that would materially adversely affect Sub-adviser’s ability to perform under this Agreement.

(c)  Sub-adviser agrees that it will promptly supply the Fund and Adviser with copies of any material changes to any of the documents provided by Sub-adviser pursuant to Section 3.1.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

9.5.  Covenants of Adviser.  The Adviser covenants and agrees that for the duration of this Agreement:

(i)  Adviser will notify Sub-adviser if Adviser ceases to be duly appointed by the Board of Directors of the Fund to provide investment services to the Fund as contemplated by the Investment Advisory Agreement; and

(ii)  Adviser will fully cooperate in any regulatory investigation, examination, or inspection of the Sub-adviser with respect to the Fund.

9.6.  Covenants of Fund.  The Fund covenants and agrees that for the duration of this Agreement the Fund will promptly notify Sub-adviser of any investigation involving the Fund by the Commission or other regulatory agency with jurisdiction over the Fund that could reasonably be expected to have a material adversely affect on the ability of Sub-adviser to manage the Allocated Portion.

X.  MISCELLANEOUS PROVISIONS

10.1.  Use of Sub-adviser’s Name.  Neither the Fund nor Adviser will use the name of Sub-adviser, or any affiliate of Sub-adviser, in any advertisement, sales literature or other communication to the public except as the Sub-adviser may agree in writing or in accordance with such policies and procedures as shall be mutually agreed to by the Sub-adviser, the Fund and the Adviser; provided, however, that so long as this Agreement remains in effect, the Fund may include the Sub-adviser’s name in the Registration Statement or reports to partners.

10.2.  Use of Fund or Adviser’s Name.  Sub-adviser will not use the name of Adviser or the Fund in any prospectus, advertisement, sales literature or other communication to the public except as the Fund or Adviser, as applicable, may agree in writing or in accordance with such policies and procedures as shall be mutually agreed to by the Sub-adviser and the Fund or Adviser.

10.3.  Amendments.  This Agreement may be modified by mutual consent of the Adviser, the Sub-adviser and the Fund subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission and applicable no-action letters issued by the staff thereof.

10.4.  Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

10.5.  Captions.  The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

10.6.  Notices.  All notices, communications, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, sent via certified or registered mail, return receipt requested) or be by confirmed facsimile transmission or email with confirmed delivery status notification.  All notices shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission or email transmission, when sent, addressed to the last known business address of such party or as such party may designate in writing; provided, however, that notices to terminate this Agreement must be sent via certified or registered mail, return receipt requested.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

10.7.  Severability.  Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

10.8.  Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.  To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

10.9.  Limitation of Liability.  A copy of the Fund’s Limited Partnership Agreement establishing the Fund, dated July 22, 2005, together with all amendments, is publicly available, and notice is hereby given that this Agreement is not executed on behalf of any individual and no Board member, partner, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund, but only the assets belonging to the Fund shall be liable.

10.10.  Compliance with Rule 17a-10.  In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, Sub-adviser will not consult with any investment adviser concerning transactions for the Fund in securities or other assets that would prohibit the parties from relying on Rule 17a-10, including consulting with Adviser or any other sub-adviser to the Fund or any adviser to any other portfolio of the Fund, if any.

10.11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

10.12.  Miscellaneous.  All words used herein shall be construed to be of such gender or number as the circumstances require.  The words “herein,” “hereby,” “hereof” and “hereto,” and words of similar import, refer to this Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified.  The word “including” shall mean “including without limitation” unless otherwise specified.  Section and Appendix references are to this Agreement unless otherwise specified.  Capitalized terms in any Appendix hereto shall have the same meanings as defined in this Agreement.

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FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

KIEWIT INVESTMENT FUND LLLP

By:       \s\ Robert L. Giles, Jr.
Name:  Robert L. Giles, Jr.
Title:    Chief Executive Officer

HALL CAPITAL PARTNERS LLC

By:       \s\ Kathryn A. Hall
Name:  Kathryn A. Hall
Title:    Chief Executive Officer and Chief Investment Officer

GEODE CAPITAL MANAGEMENT, LLC

By:       \s\ Vincent Gubitosi
Name:  Vincent Gubitosi
Title:    President and Chief Investment Officer

APPENDIX A

As consideration for the Sub-Adviser’s services to the Fund, the Sub-Adviser shall receive from the Fund an annual advisory fee based on the applicable percentage stated below of the average daily net assets of the Allocated Portion.  The advisory fee shall be accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable on the first business day of each month.  For the purposes of calculating the advisory fee, the value of the net assets of the Allocated Portion will be computed in the manner specified in the Registration Statement for the valuation of assets, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

The advisory fee rates are as follows:

•	10 basis points (0.10 of 1%) on the first $100,000,000

•	8 basis points (0.08 of 1%) on the next $150,000,000

•	6 basis points (0.06 of 1%) on any amount in excess of $250,000,000 in assets

•	Minimum per annum fee of $40,000